Exhibit 99.01 to Eastman Chemical Company Form 8-K dated April 7, 2008

For Immediate Release                                                                                                       Contacts:
                                    Media: Tracy Kilgore
                                    423-224-0498 / tjkilgore@eastman.com
                                    Investors: Greg Riddle
                                    212-835-1620 / griddle@eastman.com

Eastman Announces Higher First-Quarter 2008 Earnings Expectation

KINGSPORT, Tenn., April 7, 2008 – Eastman Chemical Company (NYSE:EMN) today announced that first-quarter 2008 earnings per share excluding gains and costs related to strategic decisions and actions are expected to be above the high end of the current range of analyst estimates on First Call which is $1.30 per share. This solid performance was primarily due to continued strong sales volume and higher selling prices offsetting higher raw material and energy costs.

Eastman will announce first-quarter 2008 sales and earnings on April 24, 2008, at approximately 5:00 p.m. Eastern Time. The company will host a conference call with industry analysts on April 25 at 8:00 a.m. Eastern Time. To listen to the live webcast of the conference call, go to www.investors.eastman.com, Presentations. To listen via telephone, the dial-in number is 913-312-0865, passcode number 6775748. A web replay will be available at www.investors.eastman.com, Presentations.  A telephone replay will be available continuously from 11:00 a.m. Eastern Time, April 25, to 12:00 a.m. Eastern Time, May 2, 2008, at 888-203-1112, passcode number 6775748.

Eastman manufactures and markets chemicals, fibers and plastics worldwide. It provides key differentiated coatings, adhesives and specialty plastics products; is a major supplier of cellulose acetate fibers; and produces PET polymers for packaging. As a Responsible Care® company, Eastman is committed to achieving the highest standards of health, safety, environmental and security performance. Founded in 1920 and headquartered in Kingsport, Tenn., Eastman is a FORTUNE 500 company with 2007 sales of $6.8 billion and approximately 10,500 employees. For more information about Eastman and its products, visit www.eastman.com.

Forward-Looking Statements: The statements in this news release concerning expected first-quarter 2008 sales volume, selling prices, raw material and energy costs, and earnings per share excluding certain gains and costs are forward-looking. Such statements are based upon preliminary information and management assumptions and expectations and are subject to risks and uncertainties inherent in projecting results. Important factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements, in addition to those identified with such forward-looking statements, are detailed in the company's reports filed with the Securities and Exchange Commission, including the Form 10-K for 2007 and the Form 10-Q to be filed for the quarter ended March 31, 2008.